Exhibit (a)(1)(F)
Following the recent announcement of the launch of our Stock Option Exchange Program, please check your email account for a message from Bill Matson detailing how to complete and submit an online election form. NB This form must be submitted before 12:00 midnight New York City time, Friday, September 25, 2009